UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                  Information Statement Pursuant to Rules 13d-1
                    Under the Securities Exchange Act of 1934
				Amendment No. 1


                               Lennar Corporation
                                (Name of Issuer)

                               Class A Common Stock
                          (Title of Class of Securities)

                                    526057104
                                 (CUSIP Number)

                                 December 31, 2009

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 526057104



       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             GEM Realty Advisors, LLC

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware LLC

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,550,600
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,550,600

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             2,550,600

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9)
	     Approximately 1.70% as of December 31, 2009 (based on 153,610,871 shares of Class A Common Stock issued and outstanding per Form 10-K dated January 29, 2010).

       12.   Type of Reporting Person (See Instructions) IA/OO

                               CUSIP No. 526057104



       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             GEM Capital, L.L.C.

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware LLC

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,550,600
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,550,600

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             2,550,600

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9)
	     Approximately 1.70% as of December 31, 2009 (based on 153,610,871 shares of Class A Common Stock issued and outstanding per Form 10-K dated January 29, 2010).

       12.   Type of Reporting Person (See Instructions) HC/OO

                               CUSIP No. 526057104



       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             GEM MM, LLC

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware LLC

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,550,600
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,550,600

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             2,550,600

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9)
	     Approximately 1.70% as of December 31, 2009 (based on 153,610,871 shares of Class A Common Stock issued and outstanding per Form 10-K dated January 29, 2010).

       12.   Type of Reporting Person (See Instructions) OO

 				CUSIP No. 526057104



       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             GEM Special MM, LLC

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware LLC

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,550,600
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,550,600

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             2,550,600

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9)
	     Approximately 1.70% as of December 31, 2009 (based on 153,610,871 shares of Class A Common Stock issued and outstanding per Form 10-K dated January 29, 2010).

       12.   Type of Reporting Person (See Instructions) OO

                               CUSIP No. 526057104



       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Atrium GEM Partners, LLC

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware LLC

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,550,600
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,550,600

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             2,550,600

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9)
	     Approximately 1.70% as of December 31, 2009 (based on 153,610,871 shares of Class A Common Stock issued and outstanding per Form 10-K dated January 29, 2010).

       12.   Type of Reporting Person (See Instructions) HC/OO

                               CUSIP No. 526057104



       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Norman S. Geller

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             US Citizen

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,550,600
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,550,600

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             2,550,600

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9)
	     Approximately 1.70% as of December 31, 2009 (based on 153,610,871 shares of Class A Common Stock issued and outstanding per Form 10-K dated January 29, 2010).

       12.   Type of Reporting Person (See Instructions) IN/HC

				CUSIP No. 526057104



       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Michael A. Elrad

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             US Citizen

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,550,600
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,550,600

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             2,550,600

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9)
	     Approximately 1.70% as of December 31, 2009 (based on 153,610,871 shares of Class A Common Stock issued and outstanding per Form 10-K dated January 29, 2010).

       12.   Type of Reporting Person (See Instructions) IN/HC

                               CUSIP No. 526057104



       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Barry A. Malkin

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             US Citizen

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,550,600
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,550,600

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             2,550,600

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9)
	     Approximately 1.70% as of December 31, 2009 (based on 153,610,871 shares of Class A Common Stock issued and outstanding per Form 10-K dated January 29, 2010).

       12.   Type of Reporting Person (See Instructions) IN/HC

Item 1. (a)  Issuer: Lennar Corporation

             1.      Address:
                     700 Northwest 107th Avenue,
	             Miami, Florida 33172


Item 2. (a)  Name of Person Filing:
        (b)  Address of Principal Business Offices:
        (c)  Citizenship:


	     GEM Realty Advisors, LLC
	     900 N. Michigan Avenue
             Suite 1450
             Chicago, IL  60611
             Delaware LLC

             GEM Capital, L.L.C.
             900 N. Michigan Avenue
	     Suite 1450
	     Chicago, IL 60611
	     Delaware LLC

	     Atrium GEM Partners, LLC
	     900 N. Michigan Avenue
	     Suite 1450
	     Chicago, IL 60611
	     Delaware LLC

	     GEM MM, LLC
	     900 N. Michigan Avenue
	     Suite 1450
	     Chicago, IL 60611
	     Delaware LLC

	     GEM Special MM, LLC
	     900 N. Michigan Avenue
	     Suite 1450
	     Chicago, IL 60611
	     Delaware LLC

	     Norman S. Geller
	     900 N. Michigan Avenue
	     Suite 1450
	     Chicago, IL 60611
	     U.S. Citizen


	     Michael A. Elrad
	     900 N. Michigan Avenue
	     Suite 1450
	     Chicago, IL 60611
	     U.S. Citizen

	     Barry A. Malkin
	     900 N. Michigan Avenue
	     Suite 1450
	     Chicago, IL 60611
	     U.S. Citizen


        (d)  Title of Class of Securities
             Class A Common stock

        (e)  CUSIP Number: 526057104


Item 3	If this statement is filed pursuant to Rules 13d-1(b),
or 13d-2(b) or (c), check whether the person filing is a:

(a)	[__]	Broker or dealer registered under Section 15 of
		the Exchange Act;
(b)	[__]	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)	[__]	Insurance company as defined in Section 3(a)(19) of the
	 	Exchange Act;
(d)	[__]	Investment company registered under Section 8 of the
	  	Investment Company Act;
(e)	[__]	An investment adviser in accordance with Rule
		13d-1(b)(1)(ii)(E);
(f)	[__]	An employee benefit plan or endowment fund in accordance
		with Rule 13d-1(b)(1)(ii)(F);
(g)	[__]	A parent holding company or control person in accordance
		with Rule 13d-1(b)(1)(ii)(G);
(h)	[__]	A savings association as defined in Section 3(b) of the
		Federal Deposit Insurance Act;
(i)	[__]	A church plan that is excluded from the definition of an
		investment company under Section 3(c)(14) of the Investment
		Company Act;
(j)	[__]	A non-U.S. institution in accordance with
	        13d-1(b)(1)(ii)(J);
(k)	[__]	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).  If
		filing as a non-U.S. institution in accordance with 13d-1(b)(1)(ii)(J), please specify the type of institution: ____


If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


Item 4.  Ownership[1]

         Please see Items 5 - 9 and 11 of the cover sheet for each filing person.

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

	 Not Applicable


[1] Norman S. Geller, Michael A. Elrad and Barry A. Malkin may be considered control persons of, and therefore the beneficial owners of shares beneficially owned by, GEM Realty Advisors, LLC, GEM Capital, L.L.C., GEM MM, LLC, GEM Special MM, LLC and Atrium GEM Partners, LLC.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable


Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 2, 2010


GEM Realty Advisors, LLC


By: /s/ Michael A. Elrad
Name:   Michael Elrad
Title:   Senior Managing Partner

GEM Capital, L.L.C.


By: /s/ Michael A. Elrad
Name:   Michael Elrad
Title:   Senior Managing Partner

GEM MM, LLC


By: /s/ Michael A. Elrad
Name:   Michael Elrad
Title:   Senior Managing Partner

GEM Special MM, LLC


By: /s/ Michael A. Elrad
Name:   Michael Elrad
Title:   Senior Managing Partner



Atrium GEM Partners, LLC


By: /s/ Michael A. Elrad
Name:   Michael Elrad
Title:   Manager


Norman S. Geller

/s/ Norm S. Geller


Michael A. Elrad

/s/ Michael A. Elrad


Barry A. Malkin

/s/ Barry A. Malkin


			JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13G/A, dated February 2, 2010, (the "Schedule 13G/A"), with respect to the Class A Common Stock of Lennar Corporation is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Schedule 13G/A. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G/A, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 2nd day of February 2010.


GEM Realty Advisors, LLC


By: /s/ Michael A. Elrad
Name:   Michael Elrad
Title:   Senior Managing Partner

GEM Capital, L.L.C.


By: /s/ Michael A. Elrad
Name:   Michael Elrad
Title:   Senior Managing Partner

GEM MM, LLC


By: /s/ Michael A. Elrad
Name:   Michael Elrad
Title:   Senior Managing Partner

GEM Special MM, LLC


By: /s/ Michael A. Elrad
Name:   Michael Elrad
Title:   Senior Managing Partner



Atrium GEM Partners, LLC


By: /s/ Michael A. Elrad
Name:   Michael Elrad
Title:   Manager


Norman S. Geller

/s/ Norm S. Geller


Michael A. Elrad

/s/ Michael A. Elrad


Barry A. Malkin

/s/ Barry A. Malkin